Exhibit 10.9
March __, 2011

By E-mail

Golden Predator Mines US Inc.
Suite 1100 – 888 Dunsmuir Street
Vancouver, British Columbia, Canada V6C 3K4

Attention:  John Legg, President

Re:          Option to Purchase and Purchase Agreement
Lewiston Property, Fremont Co., Wyoming
Dear Sirs:

This letter sets out the Option to Purchase and Purchase Agreement (“Option Agreement” or “Agreement”) reached between Golden Predator Mines US Inc., a Nevada corporation having an office for business located at Suite 1100 – 888 Dunsmuir Street, Vancouver, British Columbia, Canada V6C 3K4 (“GPMUS”)  and Big Bear Mining Corp., a Nevada corporation having an office for business located at 60 E. Rio Salado Parkway, Suite 900, Tempe, AZ USA 85281 (“Big Bear” or the “Company”) whereby GPMUS will grant Big Bear an exclusive option (“Purchase Option”) to purchase one hundred percent (100%) of GPMUS’s interests in the Lewiston properties located in the Lewiston Mining District, Fremont Co., Wyoming and as described more specifically on Attachment A (collectively  the “Lewiston Property”), on the terms and conditions set forth below.

1.
Term.  This Option Agreement and Purchase Option will become effective as of the last date signed by the parties below (“Effective Date”) and will expire upon the occurrence of:  (i) Big Bear’s exercise of its Purchase Option and completion of earn-in deliverables set out in Paragraph 6 below prior to the fourth (4th) anniversary of the Effective Date and GPMUS’s conveyance and assignment of one hundred percent (100%) of its interests in the Lewiston Property to Big Bear; or (ii) Big Bear’s relinquishment of its Purchase Option any time prior to the fourth (4th) anniversary of the Effective Date; or (iii)  the fourth (4th) anniversary of the Effective Date if Big Bear has neither exercised nor relinquished its Purchase Option prior to that anniversary.

2.
Option Payment.  As full and sufficient consideration for receipt of the Purchase Option, Big Bear shall provide GPMUS with a non-refundable cash deposit of ten thousand dollars (US $10,000) within five (5) business days of receipt of GPMUS’s written execution of this Option Agreement (“Option Payment”).

3.
Due Diligence.  Upon delivery of the Option Payment to GPMUS, a forty-five (45) day period (the “Due Diligence Period”) shall commence for Big Bear to conduct normal and customary due diligence at its sole discretion including physical inspection of the Lewiston Property assets.  GPMUS will promptly make available to Big Bear, all information pertaining to the Lewiston Property (including without limitation all agreements, leases, drill core, copies of all reports, maps, assay results and other relevant technical data) compiled by, prepared at the direction of, or in the possession of GPMUS with respect to the Lewiston Property and not previously furnished to Big Bear.

4.
Access.  During the term of this Option Agreement, to the fullest extent of its rights to do so, GPMUS grants Big Bear full access to the Lewiston Property, including any rights of ingress and egress which GPMUS enjoys through nearby or adjacent properties, as well as the exclusive right to conduct mineral exploration and development activities on and under the Lewiston Property.

5.	Purchase Option Election. Upon Big Bear’s completion of due diligence, Big Bear may proceed, at its sole discretion, either to:

a.
Elect in writing to relinquish its Purchase Option with no further obligation owed to GPMUS except those obligations set forth in that certain Confidentiality Agreement dated December 6, 2010 between the parties (“Confidentiality Agreement”)and remediation of any areas disturbed by Big Bear during its due diligence; or

b.
Elect in writing to exercise its Purchase Option by performing the earn-in deliverables outlined in Paragraph 6 below, in which event the non-refundable ten thousand dollar ($10,000) deposit will be applied towards the initial cash payment due to GPMUS before the first anniversary of the Effective Date under Paragraph 6(a)(i) below provided that prior to electing to exercise its Purchase Option by performing the earn-in deliverables, the parties shall have received the consents required under the Mining Leases described in Attachment A (the “Underlying Agreements”), as well as confirmation from the lessors that the Underlying Agreements are in good standing.  GPMUS will use reasonable commercial efforts to obtain such consents and confirmations prior to the expiry of the Due Diligence Period.

6.
Exercise of Purchase Option.  Big Bear’s exercise of its Purchase Option shall consist of performance of the earn-in deliverables set out herein, subject to Big Bear’s right to accelerate its performance of these deliverables at its sole discretion:

a.
Tender to GPMUS a total non-refundable cash payment of two hundred thousand dollars (US $200,000), payable in the following increments:  (i) forty thousand dollars ($40,000) consisting of the ten thousand dollar ($10,000) deposit previously paid and an additional thirty thousand dollars ($30,000) payable on or before the first anniversary of the Effective Date; (ii) forty thousand dollars ($40,000) payable on or before each of the second and third anniversaries of the Effective Date; and (iii) the final eighty thousand dollars ($80,000) payable on or before the fourth anniversary of the Effective Date; and

b.
Tender to GPMUS shares of Big Bear stock totaling one million one hundred thousand (1,100,000), delivered per the following schedule: (i) five hundred thousand (500,000) shares at the end of the forty-five (45) day due diligence period; and (ii) two hundred thousand (200,000) shares on each of the first, second, and third anniversaries of the Effective Date with such shares being subject to a six month trading restriction and applicable stock exchange rules, provided that if GPMUS cannot sell any of the shares due to Big Bear ceasing to make timely reports required by the US Securities and Exchange Commission, it shall be a condition to the exercise of the option that Big Bear repurchase the Shares not capable of being sold from GPMUS for $0.15 per share; and

c.
Incur exploration expenditures on the Lewiston Property totaling one million dollars (US $1,000,000), including evaluation and delineation of gold resources, but exclusive of (A) any charges for overhead, (B) reclamation costs, (C) land holding costs and (D) any other costs not directly related to exploration and development of the Lewiston Property (“Work”) with such expenditures estimated to be broken out as follows:  (i) one hundred thousand dollars ($100,000) before the first anniversary of the Effective Date; (ii) an additional two hundred thousand dollars ($200,000) before the second anniversary of the Effective Date; (iii) an additional five hundred thousand dollars ($500,000) before the third anniversary of the Effective Date; and (iv) the final two hundred thousand dollars ($200,000) before the fourth anniversary of the Effective Date.  In the event that the GPMUS disputes any exploration expenditures, GPMUS may notify Big Bear in writing and Big Bear shall provide GPMUS with reasonable access to its books and records relating to the disputed exploration expenditures for the purpose of conducting an audit of same, which shall be performed at the expense of GPMUS by a recognized CPA.  In the event that the amount of exploration expenditures reported by the auditor are less than those reported by Big Bear, the exploration expenditures shall be deemed to be that lower figure and, if (but only if) the discrepancy is greater than 10%, Big Bear shall be responsible for paying the costs of such report.  In the event that Big Bear spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period; and

d.
Make all payments to the lessors required by the Underlying Agreements, pay all taxes, fees and other charges required to maintain the Lewiston Property in good standing from the Effective Date to the earlier of (i) the relinquishment and forfeiture of the Purchase Option as describe in Paragraph 10, or (ii) the exercise of the Purchase Option in compliance with this Paragraph 6.

e.
If, at any point, Big Bear fails to fund the amount of exploration expenditure for that period required under Section 6(c), Big Bear will nevertheless be deemed to have satisfied Section 6(c), if Big Bear, on or before the expiry of that period, pays GPMUS an amount which is equal to the difference between the sum of the actual exploration expenditure funded by Big Bear in that period and the exploration expenditure set out in Section 6(c) that ought to have been funded by Big Bear in that period.

7.
Performance of the Work.  Big Bear initially plans to undertake a drilling program, and may also undertake a geophysical program, to evaluate target areas within the Lewiston Property.  However, throughout the term of this Agreement, the scope and details of the Work and scheduling will be at Big Bear’s sole discretion.

8.
Consents; No Shop.  GPMUS covenants and represents that except for the consents required under the Underlying Agreements and any necessary approvals or consents of governmental entities having jurisdiction over the Lewiston Property, as of the Effective Date there are no, and throughout the term of this Option Agreement there are shall not be, any third party rights of refusal, consent or encumbrances burdening the Lewiston Property (save those previously disclosed to Big Bear), other than encumbrances of record as of the Effective Date including easements and rights of way, all rights of taxation and in all cases the paramount jurisdiction of the United States.  Upon its execution of this Option Agreement and receipt of the Option Payment, and for so long as Big Bear is not in default of its obligations under this Agreement  GPMUS agrees (i) to suspend any and all negotiations in which GPMUS may be currently involved with other persons or entities with regard to the sale of all or any part of the Lewiston Property; and (ii) neither solicit, nor entertain bids or other expressions of interest from third parties concerning the Lewiston Property

9.	Sale and Conveyance. Upon Big Bear’s completion of the earn-in deliverables set out in Paragraph 6 above prior to the fourth (4th) anniversary of the Effective Date:

a.
GPMUS shall promptly convey and assign, and/or cause its affiliates to convey and assign, the Lewiston Property to Big Bear with no further consideration due to GPMUS, no other conditions precedent to be satisfied and no other contingencies including, without limitation, no required approvals of the shareholders or board of GPMUS.

b.
Within or concurrent with such conveyances, GPMUS will reserve unto itself an additional sliding scale royalty for net smelter returns (“NSR”) production royalty in  mineral products produced from the Lewiston Property as more specifically described on Attachment B to this Option Agreement.

c.
The parties hereby stipulate that Big Bear’s completion of the deliverables set out in Paragraph 6 together with accepting the Lewiston Property burdened with the NSR royalties described in Attachments A and B shall be full and sufficient purchase consideration for the Lewiston Property, including any interests acquired by GPMUS after the Effective Date.

d.	The confidentiality obligations set forth in this Option Agreement shall supersede and replace in its entirety the Confidentiality Agreement.

10.
Relinquishment and Forfeiture.  At any time prior to the fourth (4th) anniversary of the Effective Date, upon written notice to GPMUS, Big Bear may relinquish, at its sole discretion, its Purchase Option, without further obligation or liability owed to GPMUS except for those obligations set forth herein.  By relinquishment, Big Bear shall forfeit to GPMUS all cash payments and shares delivered, and Work expended, prior to notification of relinquishment; however, Big Bear shall have no further duty to complete the deliverables set out in Paragraph 6 and shall not owe GPMUS any further cash payments, shares, or Work.

11.
Assignment.  GPMUS may assign or transfer its interests in the Lewiston Property, subject to this Option Agreement, on notice to Big Bear, and Big Bear may assign or transfer its interests under this Option Agreement with the written consent of GPMUS (which consent will not be unreasonably withheld or delayed), in each case with the consent of the lessors under the Underlying Agreements, where required.  However no assignment or transfer by either party shall be effective against the other until the non-transferring party receives the transferee’s written agreement to be bound by the obligations and agreements hereunder.

12.
Covenants; Memorandum.  The terms and conditions agreed to herein shall be covenants running with the land.  On expiry of the Due Diligence Period, a memorandum of agreement evidencing Big Bear’s Purchase Option may be recorded.

13.
Representations and Warranties of GPMUS.  GPMUS represents, warrants and covenants to and in favor of Big Bear, with the understanding that Big Bear is relying on same in entering into this Option Agreement, that:

a.
Subject to the terms and conditions of the Underlying Agreements, GPMUS shall have the right to sell, convey, and assign one hundred percent (100%) interest in the Lewiston Property which shall be more specifically described by Attachment A.  To the best of GPMUS’s knowledge and belief, without inquiry, and other than as described in the Underlying Agreements, there are no individual persons or entities of any kind other than GPMUS that own or hold an interest in, or have asserted any claims to ownership or interest in, any portion of the Lewiston Property in undivided interests or otherwise, and no person or entity other than Big Bear has any right to acquire any interest in any portion of the Lewiston Property;

b.	the Underlying Agreements are in good standing and no defaults have occurred thereunder;

c.	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

d.
it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Lewiston Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

e.
it is legally entitled to hold the Lewiston Property and the associated rights and will remain so entitled until and always to the extent such is required for the due transfer to Big Bear of its requisite interest in and to the Property pursuant to and upon the exercise of the Purchase Option;

f.
it is, and at the time of transfer to Big Bear of its interest in and to the Lewiston Property pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest, free and clear of all liens, charges, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of the Lewiston Property and provided that Big Bear has complied with Section 6(d) hereof;

g.
the mining claims comprising the Lewiston Property and the mineral agreements in respect thereof have been, to GPMUS's knowledge and   belief without inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Lewiston Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof;

h.
to GPMUS’s knowledge and belief without inquiry there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mining claims comprising the Lewiston Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of GPMUS after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Lewiston Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mining claims comprising the Lewiston Property or otherwise except as previously disclosed to Big Bear;

i.
subject to the paramount title and surface management rights of the United States in respect of unpatented mining claims, it has the right to apply for surface rights in respect of the Lewiston Property necessary to conduct the exploration and development thereof, including but not limited to the activities contemplated in Paragraph 6 hereof; and

j.
GPMUS confirms it satisfies the criteria for accredited investors as defined by Regulation D of the Securities Act of 1933. The shares issuable pursuant to Section 6(b) will not be registered under the 1933 Act in reliance upon the exemption from registration afforded by Rule 506 of Regulation D and/or Section 4(2) of the 1933 Act.

14.	Mutual Cooperation. During the term of this Option Agreement, Big Bear and GPMUS agree to take all action reasonably necessary to further the objectives of this Option Agreement.

15.
Governing Law; Dispute Resolution.  This Option Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming without giving effect to the principles of conflict of laws. Should a dispute arise under this Option Agreement, either party may initiate dispute resolution by providing written notice of a dispute to the other party.  The parties prefer to resolve any disputes that may arise under this Option Agreement informally to the extent possible.  If the dispute is not resolved by good faith informal negotiations within thirty (30) days from the delivery of the notice of dispute, each party shall designate in writing to the other party a company representative having settlement authority for the dispute, and such representatives shall attempt to resolve such dispute within a further period of thirty (30) days.  Unless the parties otherwise agree, if the period of sixty (60) days referred to above has expired and the dispute remains unresolved, either party may submit the dispute to binding arbitration, by a single neutral arbitrator having more than ten (10) years of experience in the metal mining industry, in Denver, Colorado in accordance with the then-current American Arbitration Association Rules.  If the parties are unable to agree upon the arbitrator within thirty (30) days of the non-initiating party’s receipt of the notice to arbitrate, an arbitrator will be appointed in accordance with the then-current American Arbitration Association Rules.  The prevailing party shall be entitled to recover its reasonable attorneys' fees.

16.
Representations and Warranties of Big Bear.  Big Bear represents, warrants and covenants to and in favor of GPMUS, with the understanding that GPMUS is relying on same in entering into this Agreement, that:

a. Corporate Power and Authority.  Big Bear has been duly incorporated and validly exists as a corporation in good standing It has the full corporate power and capacity to enter into this Agreement,  it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or its constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject, the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound, or any statute or regulation applicable to it; and no proceedings are pending for, and is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

b. The Shares.  The Shares upon issuance:

i. are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the Securities Act of 1933 (the “1933 Act”), and any applicable state securities laws;

ii. have been, or will be, duly and validly authorized, duly and validly issued, fully paid and non-assessable;

iii. will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities of the Company;

iv. will not subject the holders thereof to personal liability by reason of being such holders; and

v. will not result in a violation of Section 5 under the 1933 Act.

c. No Integrated Offering.   Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Bulletin Board, which would impair the exemptions relied upon herein or the Company’s ability to timely comply with its obligations hereunder.  No prior offering will impair the exemptions relied upon herein or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its affiliates will take any action or steps that would cause the offer or issuance of the Shares to be integrated with other offerings which would impair the exemptions relied upon in this offering or the Company’s ability to timely comply with its obligations hereunder.  The Company will not conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Shares that would impair the exemptions relied upon in this offering or the Company’s ability to timely comply with its obligations hereunder.

d. No General Solicitation.  Neither the Company, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Shares.

e. Reporting Company/Shell Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and has a class of Common Stock registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.  As of the Closing Date, the Company is not a “shell company” as such term is employed in Rule 144 under the 1933 Act.

f. Listing.  The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol “BGBR“.  The Company has not received any oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the OTC Bulletin Board nor that its Common Stock does not meet all requirements for the continuation of such quotation.  The Company satisfies all the requirements for the continued quotation of its Common Stock on the OTC Bulletin Board.

g. Filing Requirements.  From the date of this Agreement and until the last to occur of (i) one year after the date hereof, or (ii) until all the Shares have been resold or transferred by GPMUS (the date of such latest occurrence being the “End Date”), the Company will (A) cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, and (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act, if the Company is not subject to such reporting requirements.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Until the End Date, the Company will continue the listing or quotation of the Common Stock on the OTC Bulletin Board  and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the OTC Bulletin Board.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to GPMUS promptly after such filing.

h. Legal Opinion.  The Company will timely provide, at the Company's expense, such legal opinions, if any, as are reasonably necessary in GPMUS’ opinion for the resale of the Shares issued hereunder pursuant to Rule 144 under the 1933 Act or another exemption from registration, provided that GPMUS has provided such documentation as may be reasonably requested in order that such opinion may be rendered.

17.	Duties and Obligations of Big Bear during the currency of the Purchase Option. During the currency of the Purchase Option Big Bear shall:

a.
On or before the date which is ninety (90) days from the first, second, third and fourth anniversaries of the Effective Date, deliver to GPMUS a summary report setting forth: (i) the Work completed on the Lewiston Property, (ii) the results of the Work completed, (iii) the exploration expenditures incurred by Big Bear to such dates including reasonable background documentation reasonably required to substantiate the expenditures incurred, and (iv) planned exploration expenditures for the following annual period, if applicable;

b.
maintain in good standing the claims comprising the Lewiston Property by the doing and filing of assessment work for the claims or the making of payments in lieu thereof, by the payment of taxes and rentals in respect of the Lewiston Property, and the performance of all other actions which may be necessary in that regard and in order to keep such mining claims free and clear of all encumbrances arising from Big Bear’s activities thereon.  Big Bear shall perform these obligations under this Section 17(b) not less than 30 days before the applicable statutory or regulatory deadline for the actions necessary to maintain the mining claims, and shall provide prompt notice to GPMUS of such payments;

c.
maintain in good standing, and perform the obligations of the lessees under, the Underlying Agreements.  Big Bear shall perform these obligations under this Section 17(c) not less than 30 days before the applicable deadline for the necessary actions to maintain the Underlying Agreements, and shall provide prompt notice to GPMUS of such actions;

d.
permit GPMUS’ designated representatives at reasonable times and intervals, and in any event on 24 hours courtesy notice to Big Bear, to visit and inspect the Lewiston Property, provided always that GPMUS shall abide by the rules and regulations laid down by Big Bear relating to matters of safety and efficiency in its operations, such access being at the sole risk and expense of GPMUS;

e.	do all work on the Lewiston Property in a good and workmanlike fashion and in accordance with all applicable laws;

f.
at the request of GPMUS, provide GPMUS with copies of all reports, maps, assay results and other relevant technical data with respect to the Lewiston Property, subject to GPMUS not disclosing such data, or otherwise using such data except in furtherance of this Agreement ;

g.	notify GPMUS promptly of any significant exploration results;

h.	provide GPMUS with copies of any and all notices received from any governmental authorities which are material to the Lewiston Property;

i.	arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by it in accordance with local statutory requirements; and

j.
maintain public liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Lewiston Property to a limit of not less than Two Million Dollars ($2,000,000.00) in the aggregate with respect to personal injury or death to any one or more persons or damage to property (and provide GPMUS with a certificate of insurance which shows GPMUS as a named insured on the policy).

18.	Duties and Obligations of Big Bear on Termination of the Purchase Option. If the Purchase Option is terminated otherwise than upon the exercise thereof, Big Bear shall:

a.	leave in good standing for a period of at least one year from the termination of the Purchase Option those mining claims comprising the Lewiston Property;

b.
ensure that, as soon as practicable and in any event within sixty (60) days following termination, the Lewiston Property is not subject to any encumbrances other than those encumbrances existing as of the Effective Date;

c.
make available to GPMUS within ninety (90) days of such termination, all drill core, reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of Big Bear with respect to the Lewiston Property and not theretofore furnished to GPMUS; and

d.
within the time periods prescribed by applicable law, complete all reclamation work required under applicable law on the project by virtue of the activities of Big Bear during the currency of the Purchase Option.  However, in no event shall Big Bear be responsible for reclamation of conditions existing on the Lewiston Property as of the Effective Date except to the extent Big Bear’s activities further disturb or otherwise impact such pre-exisiting conditions.

19.
Confidentiality.  All proprietary information provided to or received from one party to the other party not already in the public domain shall be treated as confidential (“Confidential Information”) and shall not be disclosed by either party or used by either party except in furtherance of this Option Agreement.  During the due diligence period, the period during which Big Bear is proceeding to exercise its Purchase Option and for all time periods following Big Bear’s completion of the earn-in deliverables set out herein, this confidentiality provision will supersede and take precedence over the Confidentiality Agreement. GPMUS agrees to agree to Big Bear’s reasonable requests for disclosure during these time periods including needs to disclose information to potential investors and governmental agencies having jurisdiction over Big Bear, the Lewiston Property, and Big Bear’s mining operations.   Any news releases to be issued by a party which mention the name of the other party must first be reviewed and approved by the other party.

20.
Indemnification. Big Bear covenants and agrees with GPMUS, and GPMUS covenants and agrees with Big Bear (the Party so covenanting being referred to in this Paragraph as the “Indemnifying Party”, and the other Party being referred to in this Paragraph as the “Indemnified Party”) that the Indemnifying Party shall:

(a)
be solely liable and responsible for any and all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses, and all reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing which the Indemnified Party or any of its respective directors, officers, servants, agents and employees, together with the successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, may suffer, sustain, pay or incur; and

(b)
defend, indemnify and save the Indemnified Party and its respective directors, officers, servants, agents and employees, together with the successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, harmless from any and all claims which may be brought against or suffered by such Persons or which they may sustain, pay or incur, as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Indemnifying Party under this Agreement (other than Big Bear’s failure to exercise the Purchase Option) or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

If this Option Agreement and its attachments thereto accurately reflect your understanding and agreement, please execute and return this Option Agreement to my attention at your earliest convenience for counter-execution.    I will return a fully executed copy for your records.

Sincerely,
BIG BEAR MINING CORP.

Steve Rix

ACKNOWLEDGED AND AGREED
this ___ day of March, 2011 by:
GOLDEN PREDATOR MINES US INC.

____________________________
John W. Legg, President

Attachment A
to Option Agreement between
Golden Predator Mines US Inc. and Big Bear Mining Corp.

As of the Effective Date, the Lewiston Property generally consists of all  documents, records, data, permits, approvals, information, analyses, reports, and other information in whatever form owned or possessed by GPMUS concerning the following mining claims and rights.   The parties intend to develop a final Attachment A that will supersede and replace this Attachment A to be used in a sale, conveyance and transfer of the Lewiston Property from GPMUS to Big Bear upon Big Bear’s completion of the earn-in deliverables set out in Paragraph 6 of the Option Agreement.  The final  Attachment A will address any necessary corrections and after-acquired title of GPMUS concerning the Lewiston Property as well as include descriptions of all contracts, agreements, books, records, etc. owned or possessed by GPMUS concerning the Lewiston Property.

1.
BM 1-13, BM 13A, BM 16-54, BM 56-60, BM 64-105, BMW 1-17, W No. 1-15, W No. 19, W No. 21-28, and W No. 30-60 claims acquired by GMPUS from Bald Mountain (Paul Miller) pursuant to a Deed and Assignment dated May 2008.

2.
Good Hope, Good Foot, Miracle, Veta Grande, Jerry Dain, Jerry Dain #2, Jerry Dain #3, Amanda Lode, JDW and Hidden Hand claims acquired by GMPUS under a Mining Lease dated July 2006 between Quincy Energy Corp. and John Gyorvary (assigned to GPMUS April 2009). NOTE THAT Section 10 of the Lease provides that either party can assign the lease with the consent of the other, which cannot be unreasonably withheld.

3.
Ruby, Ruby No. 1-4, Star Lode, Helen G. Lode and Mill Lode claims acquired by GMPUS under a Mining Lease dated October 2004 between Quincy Energy Corp. and the Shrankler Family Trust/Robert Ewers (assigned to GPUS April 2009).  NOTE THAT Section 10 of the Lease provides that either party can assign the lease with the consent of the other, which cannot be unreasonably withheld.

[To be reviewed and confirmed by Big Bear as set forth above.]

Attachment B
to Option Agreement between
 Golden Predator Mines US Inc. and Big Bear Mining Corp.

In its conveyance of mineral interests to Big Bear, GPMUS will retain an incremental sliding scale interest in net smelter returns (a “Royalty”), as defined and determined in accordance with Exhibit A attached hereto. on mineral products (or any insurance proceeds in case of a loss) from the claims covered without deduction such that the total royalty burden on each claim equals:

•	five cent (5%) if the price of gold is equal to or greater than two thousand dollars (US $2000) per ounce; or
•	four percent (4%) if the price of gold is equal to or greater than one thousand four hundred dollars (US $1400) per ounce; or
•	three and three quarters percent (3.75%) if the price of gold is equal to or greater than one thousand one hundred dollars (US $1100) per ounce; or
•	three and a half percent (3.5%) if the price of gold is equal to greater than seven hundred and fifty dollars (US $750) per ounce; or
•	three and one quarter percent (3.25%) if the price of gold is equal to or greater than five hundred dollars (US $500) per ounce; or
•	three percent (3%) if the price of gold is less than five hundred dollars (US $500) per ounce.

For example if the royalty burden on a claim is three and three quarters percent (3.75%) on the Effective Date, GPMUS may further burden that claim by retaining an additional sliding scale royalty interest that will fluctuate, in accordance with the values described above, with the price of gold from a maximum of two percent (2%) interest in net smelter returns when the price of gold is equal to or greater than two thousand dollars ($2000) per ounce to a minimum of three percent interest in net smelter returns when the price of gold is less than five hundred dollars ($500) per ounce.  The price of gold shall be determined by the gross spot price of gold on the London Bullion market or other mutually agreeable price source or index on the day the smelter or other recipient of such production credits the account of Big Bear.

The Royalty will run with the land and not be merely contractual in nature.  To this end Big Bear will cooperate with GPMUS in recording the Royalty on title to the claims.

Exhibit A
Net Smelter Returns

Payor:	Golden Predator Mines US Inc.

Recipient:	Big Bear Mining Corp.

1)         Definitions.  The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit.  The following definitions shall apply to this Exhibit.

a)           "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the quarter on either a provisional or final settlement basis.

b)           "Gross Value" shall be determined on a quarterly basis and have the following meanings with respect to the following Minerals:

i)           Gold

(a)           If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing:  (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Quarterly Average Gold Price for the quarter in which the gold concentrates, dore and ore were sold.

(b)           If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined.  The Gross Value shall be determined by multiplying Gold Production during the quarter by the Quarterly Average Gold Price.

ii)           Silver.

(a)            If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing:  (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Quarterly Average Silver Price for the quarter in which the silver concentrates, dore and ore were sold.

(b)           If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined.  The Gross Value shall be determined by multiplying Silver Production during the quarter by the Quarterly Average Silver Price.

iii)           All Other Minerals.

(a)           If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing:  (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or  product from such Minerals); and (3) the quarterly average price for the Minerals or product of the Minerals for the quarter in which the concentrates, dore or ore was sold.  The quarterly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b)           If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the quarter from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

c)           "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, but not geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

d)           "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the quarter by the number of days for which such prices were reported during that quarter.  If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

e)           "Quarterly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the quarter by the number of days in such quarter for which such prices were reported.  If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

f)           "Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

i)           Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

ii)           Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant.

g)           "Property" means the real property described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

h)           "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the quarter on either a provisional or final settlement basis.

2)         Payment Procedures.

a)           Accrual of Obligation.  Payor's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

b)           Futures or Forward Sales, Etc..  Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

c)           Quarterly Calculations and Payments. Net Smelter Returns royalties shall be determined on a quarterly basis.  Payor shall pay Payor each quarterly royalty payment on or before the last business day of the quarter immediately following the quarter in which the royalty payment obligation accrued.  Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain.  Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to 10 percent (10%) of such overdue amount.  Recipient’s acceptance of such late charge shall not constitute a waiver of Payor’s default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient’s other rights and remedies.  If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

d)           Statements.  At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding quarter; the Quarterly Average Gold Price and Quarterly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such quarter.  Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

e)           Inventories and Stockpiles.  Payor shall include in all quarterly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days.  Recipient shall have thirty (30) days after receipt of the statement to either:  (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b).  The Payor’s failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

f)           Audit.  Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments.  If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next quarterly royalty payment due Recipient.  Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar quarter in question is determined to exist.  All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

3)         Sampling and Commingling. Payor shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that Payor first informs Recipient, in writing, of Payor’s intention to commingle and delivers to Recipient a detailed written description of Payor’s commingling plan.  Recipient shall have ninety (90) days during which to review and comment on Payor’s proposed commingling plan.  In any and all events, all Minerals and ores shall be measured and sampled by Payor in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property.  Representative samples of materials from the Property intended to be commingled shall be retained by Payor, and assays of these samples shall be made before commingling to determine the metal content of each ore.  Detailed records shall be kept by Recipient showing measurements, assays of metal content and gross metal content of the materials from the Property are commingled.